Exhibit 99.1

FOR IMMEDIATE RELEASE

Ironwood Pharmaceuticals Reports First Quarter 2023 Results; Maintains Full Year 2023
Financial Guidance

– LINZESS (Iinaclotide) EUTRx prescription demand growth increased 10% year-
over-year; LINZESS U.S. net sales of $250 million, an increase of 8%

year-over-year –

– GAAP net income of $46 million and adjusted EBITDA of $60 million;
ended Q1 2023 with $740 million in cash and cash equivalents –

BOSTON, Mass., May 4, 2023 — Ironwood Pharmaceuticals, Inc. (Nasdaq: IRWD), a GI-focused healthcare company, today reported its first quarter 2023 results and recent business performance.

“We are off to a terrific start to the year, as the strong momentum of LINZESS continues,” said Tom McCourt, chief executive officer of Ironwood. “In the first quarter, LINZESS prescription demand increased over 10% year-over-year, with LINZESS achieving an all-time high in new-to-brand patient volume. We look forward to our upcoming June 14th PDUFA date for a potential pediatric functional constipation indication in children and adolescents ages 6 to 17, which, if approved, would further expand the growth potential of the brand. In addition, we made progress with our pipeline programs, CNP-104 and IW-3300, and finished the quarter with $740 million of cash and cash equivalents on our balance sheet. We believe we are well-positioned to maximize LINZESS growth and continue to build an innovative GI portfolio supporting the next growth horizon for the company.”

First Quarter 2023 Financial Highlights1

(in thousands, except for per share amounts)

	1Q 2023	1Q 2022
Total revenues	$104,061	$97,529
Total operating expenses	43,964	39,683
GAAP net income	45,714	38,801
GAAP net income per share – basic	0.30	0.25
GAAP net income per share –diluted	0.25	0.21
Adjusted EBITDA	60,383	58,201
Non-GAAP net income	45,695	38,071
Non-GAAP net income per share – basic	0.30	0.24
Non-GAAP net income per share – diluted	0.25	0.21

1.	Refer to the Reconciliation of GAAP Results to Non-GAAP Financial Measures table and to the Reconciliation of GAAP Net Income to Adjusted EBITDA table at the end of this press release. Refer to Non-GAAP Financial Measures for additional information.

First Quarter 2023 Corporate Highlights

U.S. LINZESS

●	Prescription Demand: Total LINZESS prescription demand in the first quarter of 2023 was 45 million LINZESS capsules, a 10% increase compared to the first quarter of 2022, per IQVIA.
●	U.S. Brand Collaboration: LINZESS U.S. net sales are provided to Ironwood by its U.S. partner, AbbVie Inc. (“AbbVie”). LINZESS U.S. net sales were $250.2 million in the first quarter of 2023, an 8% increase compared to $232.3 million in the first quarter of 2022.

▪	Ironwood and AbbVie share equally in U.S. brand collaboration profits. See the LINZESS U.S. Commercial Collaboration table at the end of the press release.

–	LINZESS commercial margin was 73% in the first quarter of 2023, compared to 74% in the first quarter of 2022. See the U.S. LINZESS Full Brand Collaboration table below and at the end of this press release.

–	Net profit for the LINZESS U.S. brand collaboration, net of commercial and research and development (“R&D”) expenses, was $175.2 million in the first quarter of 2023, compared to $163.2 million in the first quarter of 2022. See U.S. LINZESS Full Brand Collaboration table below and at the end of this press release.

•	Collaboration Revenue to Ironwood: Ironwood recorded $101.6 million in collaboration revenue in the first quarter of 2023 related to sales of LINZESS in the U.S., an 8% increase compared to $94.3 million for the first quarter of 2022. See U.S. LINZESS Commercial Collaboration table at the end of the press release.

U.S. LINZESS Full Brand Collaboration	Three Months Ended March 31,
(in thousands, except for percentages)	2023	2022
LINZESS U.S. net sales as reported by AbbVie	$250,214	$232,334
AbbVie & Ironwood commercial costs, expenses and other discounts	66,408	61,016
Commercial margin	73%	74%
AbbVie & Ironwood R&D Expenses	8,650	8,166
Total net profit on sales of LINZESS	175,156	163,152
Full brand margin	70%	70%

Pipeline Updates

Pediatric Program

•	Ironwood and AbbVie are currently advancing the linaclotide clinical pediatric program to potentially expand the clinical profile of LINZESS (assuming FDA approval).

–	In September 2022, Ironwood reported positive topline data from the Phase III trial of LINZESS (linaclotide) 72 mcg in pediatric patients aged 6-17 with functional constipation. Ironwood, and its partner AbbVie, submitted a supplemental New Drug Application (sNDA) to the FDA in December 2022, which was granted priority review with a Prescription Drug User Fee Act (PDUFA) date of June 14, 2023. There are currently no FDA approved prescription therapies for the treatment of functional constipation in pediatric patients.

CNP-104

•	Ironwood has a collaboration and license option agreement with COUR Pharmaceuticals Development Company, Inc. (“COUR”). This agreement gives Ironwood an option to acquire an exclusive license to research, develop, manufacture and commercialize, in the U.S., products containing CNP-104 (“CNP-104”), a tolerizing immune modifying nanoparticle, for the treatment of primary biliary cholangitis (“PBC”), a rare autoimmune disease targeting the liver. If successful, CNP-104 has the potential to be the first approved PBC disease modifying therapy.

–	COUR is currently conducting a clinical study for CNP-104 evaluating the safety, tolerability, pharmacodynamic effects and efficacy of CNP-104 in PBC patients, with early data assessing T-cell response from patients enrolled in the clinical study expected in the second half of 2023, which Ironwood believes will inform timing of topline data.

IW-3300

•	Ironwood is currently advancing IW-3300, a guanylate cyclase-C agonist being developed for the potential treatment of visceral pain conditions, such as interstitial cystitis / bladder pain syndrome (“IC/BPS”) and endometriosis.

–	Ironwood is continuing the Phase II proof of concept study in IC/BPS.

Leadership Changes

•	On April 10, 2023, Ironwood determined to eliminate the role of chief operating officer to streamline the executive leadership team. Accordingly, Jason Rickard’s last day as Senior Vice President, Chief Operating Officer, and as an employee of the Company, will be May 12, 2023.

First Quarter 2023 Financial Results

•	Total Revenues. Total revenues in the first quarter of 2023 were $104.1 million, compared to $97.5 million in the first quarter of 2022.

–	Total revenues in the first quarter of 2023 consisted of $101.6 million associated with Ironwood’s share of the net profits from the sales of LINZESS in the U.S. and $2.5 million in royalties and other revenue. Total revenues in the first quarter of 2022 consisted of $94.3 million associated with Ironwood’s share of the net profits from the sales of LINZESS in the U.S. and $3.2 million in royalties and other revenue.

•	Operating Expenses. Operating expenses in the first quarter of 2023 were $44.0 million, compared to $39.7 million in the first quarter of 2022.

–	Operating expenses in the first quarter of 2023 consisted of $31.1 million in selling, general and administrative (“SG&A”) expenses, and $12.9 million in research and development (“R&D”) expenses. Operating expenses in the first quarter of 2022 consisted of $28.9 million in SG&A expenses and $10.8 million in R&D expenses.

•	Interest Expense. Interest expense was $1.5 million in the first quarter of 2023, in connection with Ironwood’s convertible senior notes. Interest expense recorded in the first quarter of 2023 included $1.1 million in cash expense and $0.4 million in non-cash expense. Interest expense was $2.3 million in the first quarter of 2022, in connection with Ironwood’s convertible senior notes. Interest expense recorded in the first quarter of 2022 included $1.8 million in cash expense and $0.5 million in non-cash expense.

•	Interest and Investment Income. Interest and investment income was $7.3 million in the first quarter of 2023. Interest and investment income was $0.2 million in the first quarter of 2022.

•	Gain on Derivatives. Ironwood recorded a gain on derivatives of an insignificant amount in the first quarter of 2023, as a result of the change in fair value of its note hedge warrants. Ironwood recorded a gain on derivatives of $0.7 million in the first quarter of 2022 as a result of the change in fair value of its convertible note hedges and note hedge warrants.

•	Income Tax Expense. Ironwood recorded $20.1 million of income tax expense in the first quarter of 2023, the majority of which was non-cash, as Ironwood continues to utilize net operating losses to offset taxable income for federal purposes and in many states. Ironwood recorded $17.7 million of income tax expense in the first quarter of 2022.

•	GAAP Net Income. GAAP net income was $45.7 million, or $0.30 per share (basic) and $0.25 per share (diluted), in the first quarter of 2023, compared to GAAP net income of $38.8 million, or $0.25 per share (basic) and $0.21 per share (diluted) in the first quarter of 2022.

•	Non-GAAP Net Income. Non-GAAP net income was $45.7 million, or $0.30 per share (basic) and

•	0.25 per share (diluted), in the first quarter of 2023, compared to non-GAAP net income of $38.1 million, or $0.24 per share (basic) and $0.21 (diluted) in the first quarter of 2022.

–	Non-GAAP net income excludes the impact of mark-to-market adjustments on the derivatives related to Ironwood’s 2022 Convertible Notes. See Non-GAAP Financial Measures below.

•	Adjusted EBITDA. Adjusted EBITDA was $60.4 million in the first quarter of 2023, compared to $58.2 million in the first quarter of 2022.

–	Adjusted EBITDA is calculated by subtracting mark-to-market adjustments on derivatives related to Ironwood’s 2022 Convertible Notes, net interest expense, income taxes, depreciation and amortization from GAAP net income. See Non-GAAP Financial Measures below.

•	Cash Flow Highlights. Ironwood ended the first quarter of 2023 with $740.3 million of cash and cash equivalents, compared to $656.2 million of cash and cash equivalents at the end of 2022.

–	Ironwood generated $80.2 million in cash from operations in the first quarter of 2023, compared to $64.1 million in cash from operations in the first quarter of 2022.

•	Ironwood 2023 Financial Guidance. In 2023, Ironwood continues to expect:

2023 Guidance
U.S. LINZESS Net Sales Growth	3% to 5%
Total Revenue	$420 to $435 million
Adjusted EBITDA[1]	>$250 million

1 Adjusted EBITDA is calculated by subtracting mark-to-market adjustments on derivatives related to Ironwood’s 2022 Convertible Notes, restructuring expenses, net interest expense, income taxes, depreciation and amortization from GAAP net income. For purposes of this guidance, Ironwood has assumed that it will not incur material expenses related to business development activities in 2023.

Non-GAAP Financial Measures

Ironwood presents non-GAAP net income and non-GAAP net income per share to exclude the impact of net gains and losses on derivatives related to Ironwood’s 2022 Convertible Notes that are required to be marked-to-market. Non-GAAP adjustments are further detailed below:

•	The gains and losses on the derivatives related to Ironwood’s 2022 Convertible Notes were highly variable, difficult to predict and of a size that could have a substantial impact on the company’s reported results of operations in any given period.

Ironwood also presents adjusted EBITDA, a non-GAAP measure, as well as guidance on adjusted EBITDA. Adjusted EBITDA is calculated by subtracting mark-to-market adjustments on derivatives related to Ironwood’s 2022 Convertible Notes, net interest expense, income taxes, depreciation and amortization from GAAP net income. The adjustments are made on a similar basis as described above related to non-GAAP net income, as applicable.

Management believes this non-GAAP information is useful for investors, taken in conjunction with Ironwood’s GAAP financial statements, because it provides greater transparency and period-over-period comparability with respect to Ironwood’s operating performance. These measures are also used by management to assess the performance of the business. Investors should consider these non-GAAP measures only as a supplement to, not as a substitute for or as superior to, measures of financial performance prepared in accordance with GAAP. In addition, these non-GAAP financial measures are unlikely to be comparable with non-GAAP information provided by other companies. For a reconciliation of non-GAAP net income and non-GAAP net income per share to GAAP net income and GAAP net income per share, respectively, and for a reconciliation of adjusted EBITDA to GAAP net income, please refer to the tables at the end of this press release.

Ironwood does not provide guidance on GAAP net income or a reconciliation of expected adjusted EBITDA to expected GAAP net income because, without unreasonable efforts, it is unable to predict with reasonable certainty the non-GAAP adjustments used to calculate adjusted EBITDA. These adjustments are uncertain, depend on various factors and could have a material impact on GAAP net income for the guidance period.

Conference Call Information

Ironwood will host a conference call and webcast at 8:30 a.m. Eastern Time on Thursday, May, 4 2023 to discuss its first quarter 2023 results and recent business activities. Individuals interested in participating in the call should dial (888) 330-2384 (U.S. and Canada) or (240) 789-2701 (international) using conference ID number and event passcode 4671230. To access the webcast, please visit the Investors section of Ironwood’s website at www.ironwoodpharma.com at least 15 minutes prior to the start of the call to ensure adequate time for any software downloads that may be required. The call will be available for replay via telephone starting at approximately 11:30 a.m. Eastern Time on May 4, 2023, running through 11:59 p.m. Eastern Time on May 18, 2023. To listen to the replay, dial (800) 770-2030 (U.S. and Canada) or (647) 362-9199 (international) using conference ID number 4671230. The archived webcast will be available on Ironwood’s website for 14 days beginning approximately one hour after the call has completed.

About Ironwood Pharmaceuticals

Ironwood Pharmaceuticals (Nasdaq: IRWD), an S&P SmallCap 600® company, is a leading gastrointestinal (GI) healthcare company on a mission to advance the treatment of GI diseases and redefine the standard of care for GI patients. We are pioneers in the development of LINZESS® (linaclotide), the U.S. branded prescription market leader for adults with irritable bowel syndrome with constipation (IBS-C) or chronic idiopathic constipation (CIC). Under the guidance of our seasoned industry leaders, we continue to build upon our history of GI innovation and challenge what has been done before to shape what the future holds. We keep patients at the heart of our R&D and commercialization efforts to reduce the burden of GI diseases and address significant unmet needs.

Founded in 1998, Ironwood Pharmaceuticals is headquartered in Boston, Massachusetts.

We routinely post information that may be important to investors on our website at www.ironwoodpharma.com. In addition, follow us on Twitter and on LinkedIn.

About LINZESS (linaclotide)

LINZESS® is the #1 prescribed brand in the U.S. for the treatment of adult patients with irritable bowel syndrome with constipation (“IBS-C”) or chronic idiopathic constipation (“CIC”), based on IQVIA data.

LINZESS is a once-daily capsule that helps relieve the abdominal pain, constipation, and overall abdominal symptoms of bloating, discomfort and pain associated with IBS-C, as well as the constipation, infrequent stools, hard stools, straining, and incomplete evacuation associated with CIC. The recommended dose is 290 mcg for IBS-C patients and 145 mcg for CIC patients, with a 72-mcg dose approved for use in CIC depending on individual patient presentation or tolerability. LINZESS should be taken at least 30 minutes before the first meal of the day.

LINZESS is contraindicated in pediatric patients less than 2 years of age. In neonatal mice, linaclotide increased fluid secretion as a consequence of age-dependent elevated GC-C agonism resulting in mortality within the first 24 hours due to dehydration. There was no age-dependent trend in GC-C intestinal expression in a clinical study of children 2 to less than 18 years of age; however, there are insufficient data available on GC-C intestinal expression in children less than 2 years of age to assess the risk of developing diarrhea and its potentially serious consequences in these patients. The safety and effectiveness of LINZESS in patients less than 18 years of age have not been established.

LINZESS is not a laxative; it is the first medicine approved by the FDA in a class called GC-C agonists. LINZESS contains a peptide called linaclotide that activates the GC-C receptor in the intestine. Activation of GC-C is thought to result in increased intestinal fluid secretion and accelerated transit and a decrease in the activity of pain-sensing nerves in the intestine. The clinical relevance of the effect on pain fibers, which is based on nonclinical studies, has not been established.

In the United States, Ironwood and AbbVie co-develop and co-commercialize LINZESS for the treatment of adults with IBS-C or CIC. In Europe, AbbVie markets linaclotide under the brand name CONSTELLA® for the treatment of adults with moderate to severe IBS-C. In Japan, Ironwood's partner, Astellas, markets linaclotide under the brand name LINZESS for the treatment of adults with IBS-C or CIC. Ironwood also has partnered with AstraZeneca for development and commercialization of LINZESS in China, and with AbbVie for development and commercialization of linaclotide in all other territories worldwide.

LINZESS Important Safety Information

INDICATIONS AND USAGE

LINZESS (linaclotide) is indicated in adults for the treatment of both irritable bowel syndrome with constipation (IBS-C) and chronic idiopathic constipation (CIC).

IMPORTANT SAFETY INFORMATION

WARNING: RISK OF SERIOUS DEHYDRATION IN PEDIATRIC PATIENTS LESS THAN 2 YEARS OF AGE

LINZESS is contraindicated in patients less than 2 years of age. In nonclinical studies in neonatal mice, administration of a single, clinically relevant adult oral dose of linaclotide caused deaths due to dehydration.

Contraindications

•	LINZESS is contraindicated in patients less than 2 years of age due to the risk of serious dehydration.
•	LINZESS is contraindicated in patients with known or suspected mechanical gastrointestinal obstruction.

Warnings and Precautions

Pediatric Risk

•	LINZESS is contraindicated in patients less than 2 years of age. In neonatal mice, linaclotide increased fluid secretion as a consequence of age-dependent elevated GC-C agonism resulting in mortality within the first 24 hours due to dehydration. There was no age-dependent trend in GC-C intestinal expression in a clinical study of children 2 to less than 18 years of age; however, there are insufficient data available on GC-C intestinal expression in children less than 2 years of age to assess the risk of developing diarrhea and its potentially serious consequences in these patients. The safety and effectiveness of LINZESS in patients less than 18 years of age have not been established.

Diarrhea

•	Diarrhea was the most common adverse reaction in LINZESS-treated patients in the pooled IBS-C and CIC double-blind placebo-controlled trials. The incidence of diarrhea was similar in the IBS-C and CIC populations. Severe diarrhea was reported in 2% of 145 mcg and 290 mcg LINZESS-treated patients, and in <1% of 72 mcg LINZESS-treated CIC patients. If severe diarrhea occurs, dosing should be suspended and the patient rehydrated.

Common Adverse Reactions (incidence ≥2% and greater than placebo)

•	In IBS-C clinical trials: diarrhea (20% vs 3% placebo), abdominal pain (7% vs 5%), flatulence (4% vs 2%), headache (4% vs 3%), viral gastroenteritis (3% vs 1%) and abdominal distension (2% vs 1%).
•	In CIC trials of a 145 mcg dose: diarrhea (16% vs 5% placebo), abdominal pain (7% vs 6%), flatulence (6% vs 5%), upper respiratory tract infection (5% vs 4%), sinusitis (3% vs 2%) and abdominal distension (3% vs 2%). In a CIC trial of a 72 mcg dose: diarrhea (19% vs 7% placebo) and abdominal distension (2% vs <1%).

Please see full Prescribing Information including Boxed Warning:

http://www.allergan.com/assets/pdf/linzess_pi

LINZESS® and CONSTELLA® are registered trademarks of Ironwood Pharmaceuticals, Inc. Any other trademarks referred to in this press release are the property of their respective owners. All rights reserved.

Forward-Looking Statements

This press release contains forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements, including statements about Ironwood’s ability to execute on its mission; Ironwood’s strategy, business, financial position and operations; the Ironwood’s ability to drive growth and profitability; the demand, development, commercial availability and commercial potential of linaclotide, including pursuing highly differentiated GI assets to add to our portfolio, and the drivers, timing, impact and results thereof; the potential indications for, and benefits of, linaclotide; our financial performance and results, and guidance and expectations related thereto; LINZESS prescription demand growth, LINZESS U.S. net sales growth, total revenue and adjusted EBITDA in 2023; the believe that the LINZESS prescription demand growth acceleration compared to Q4 2022 can be augmented by the potential approval of a pediatric functional constipation indication in children and adolescents ages 6 to 17, potentially expending the growth potential of the brand; the potential to expand the clinical utility of LINZESS based on the recent sNDA submission in functional constipation for pediatric patients aged 6 to 17 years old; the potential of CNP-104 to be the first PBC disease modifying therapy and the expected timing of receiving data from the clinical study for CNP-104 in PBC patients and the results thereof, and the belief that this will inform timing of topline data; and our plan to advance IW-3300 including the timing and results thereof. These forward-looking statements speak only as of the date of this press release, and Ironwood undertakes no obligation to update these forward-looking statements. Each forward-looking statement is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statement. Applicable risks and uncertainties include those related to the effectiveness of development and commercialization efforts by us and our partners; preclinical and clinical development, manufacturing and formulation development of linaclotide, CNP-104, IW-3300, and our product candidates; the risk that clinical programs and studies, including for the linaclotide pediatric program, IW-3300 and CNP-104, may not progress or develop as anticipated, including that studies are delayed or discontinued for any reason, such as safety, tolerability, enrollment, manufacturing, economic or other reasons; the risk that findings from our completed nonclinical and clinical studies may not be replicated in later studies; the risk that we or our partners are unable to obtain, maintain or manufacture sufficient LINZESS or our product candidates, or otherwise experience difficulties with respect to supply or manufacturing; the efficacy, safety and tolerability of linaclotide and our product candidates; the risk that the therapeutic opportunities for LINZESS or our product candidates are not as we expect; decisions by regulatory and judicial authorities; the risk we may never get additional patent protection for linaclotide and other product candidates, that patents for linaclotide or other products may not provide adequate protection from competition, or that we are not able to successfully protect such patents; the risk that we are unable to manage our expenses or cash use, or are unable to commercialize our products as expected; the risk that the development of any of our clinical pediatric programs in IBS-C and functional constipation in 6 to 17 year-olds, CNP-104 and/or IW-3300 are not successful or that any of our product candidates is not successfully commercialized; the risk that the FDA will not approve our sNDA submission for the potential indication in functional constipation in pediatric patients aged 6-17; outcomes in legal proceedings to protect or enforce the patents relating to our products and product candidates, including abbreviated new drug application litigation; the risk that financial and operating results may differ from our projections; developments in the intellectual property landscape; challenges from and rights of competitors or potential competitors; the risk that our planned investments do not have the anticipated effect on our company revenues; developments in accounting guidance or practice; Ironwood’s or AbbVie’s accounting practices, including reporting and settlement practices as between Ironwood and AbbVie; the risk that we are unable to manage our expenses or cash use, or are unable to commercialize our products as expected; the impact of the COVID-19 pandemic; and the risks listed under the heading “Risk Factors” and elsewhere in Ironwood's Annual Report on Form 10-K for the year ended December 31, 2022, and in our subsequent Securities and Exchange Commission (the “SEC”) filings.

Investors:

Greg Martini, 617-374-5230

gmartini@ironwoodpharma.com

Matt Roache, 617-621-8395

mroache@ironwoodpharma.com

Media:

Beth Calitri, 978-417-2031

bcalitri@ironwoodpharma.com

Condensed Consolidated Balance Sheets

(In thousands)

(unaudited)

	March 31, 2023	December 31, 2022
Assets
Cash and cash equivalents	$740,342	$656,203
Accounts receivable, net	115,749	115,458
Prepaid expenses and other current assets	9,033	7,715
Restricted cash, short-term	1,250	1,250
Total current assets	866,374	780,626
Restricted cash, net of current portion	485	485
Accounts receivable, net of current portion	-	14,589
Property and equipment, net	6,015	6,288
Operating lease right-of-use assets	13,674	14,023
Deferred tax assets	267,909	283,661
Other assets	820	847
Total assets	$1,155,277	$1,100,519
Liabilities and Stockholders’ Equity
Accounts payable	$118	$483
Accrued research and development costs	2,874	5,258
Accrued expenses and other current liabilities	17,771	16,700
Current portion of operating lease liabilities	3,080	3,065
Note hedge warrants	-	19
Total current liabilities	23,843	25,525
Operating lease liabilities, net of current portion	16,105	16,599
Convertible senior notes, net of current portion	396,653	396,251
Other liabilities	11,824	9,766
Total stockholders’ equity	706,852	652,378
Total liabilities and stockholders’ equity	$1,155,277	$1,100,519

Condensed Consolidated Statements of Income

(In thousands, except per share amounts)

(unaudited)

	Three Months Ended March 31,
	2023	2022
Revenues
Collaborative arrangements revenue	$104,061	$97,529
Total revenues	104,061	97,529
Operating expenses:
Research and development	12,847	10,822
Selling, general and administrative	31,117	28,861
Total operating expenses	43,964	39,683
Income from operations	60,097	57,846
Other income (expense):
Interest expense	(1,527)	(2,341)
Interest and investment income	7,272	230
Gain on derivatives	19	730
Other income (expense), net	5,764	(1,381)
Income before income taxes	65,861	56,465
Income tax expense	(20,147)	(17,664)
GAAP net income	$45,714	$38,801

GAAP net income per share—basic	$0.30	$0.25

GAAP net income per share—diluted	$0.25	$0.21

Reconciliation of GAAP Results to Non-GAAP Financial Measures

(In thousands, except per share amounts) (unaudited)

A reconciliation between net income on a GAAP basis and on a non-GAAP basis is as follows:

	Three Months Ended March 31,
	2023	2022
GAAP net income	$45,714	$38,801
Adjustments:
Mark-to-market adjustments on the derivatives related to convertible notes, net	(19)	(730)
Non-GAAP net income	$45,695	$38,071

A reconciliation between basic net income per share on a GAAP basis and on a non-GAAP basis is as follows:

	Three Months Ended March 31,
	2023	2022
GAAP net income per share –basic	$0.30	$0.25
Adjustments to GAAP net income per share (as detailed above)	(0.00)	(0.01)
Non-GAAP net income per share –basic	$0.30	$0.24

Weighted average number of common shares used to calculate net income per share — basic	154,452	157,821

A reconciliation between diluted net income per share on a GAAP basis and on a non-GAAP basis is as follows:

	Three Months Ended March 31,
	2023	2022
GAAP net income per share –diluted	$0.25	$0.21
Adjustments to GAAP net income per share (as detailed above)	(0.00)	(0.00)
Non-GAAP net income per share –diluted	$0.25	$0.21

Weighted average number of common shares used to calculate net income per share — diluted	186,680	189,540

Reconciliation of GAAP Net Income to Adjusted EBITDA

(In thousands)

(unaudited)

A reconciliation of GAAP net income to adjusted EBITDA:

	Three Months Ended March 31,
	2023	2022
GAAP net income	$45,714	$38,801
Adjustments:
Mark-to-market adjustments on the derivatives related to convertible notes, net	(19)	(730)
Interest expense	1,527	2,341
Interest and investment income	(7,272)	(230)
Income tax expense	20,147	17,664
Depreciation and amortization	286	355
Adjusted EBITDA	$60,383	$58,201

U.S. LINZESS Commercial Collaboration1

Revenue/Expense Calculation

(In thousands)

(unaudited)

	Three Months Ended March 31,
	2023	2022
LINZESS U.S. net sales as reported by AbbVie[2]	$250,214	$232,334
AbbVie & Ironwood commercial costs, expenses and other discounts[3]	66,408	61,016
Commercial profit on sales of LINZESS	$183,806	$171,318
Commercial Margin[4]	73%	74%

Ironwood’s share of net profit	91,903	85,659
Reimbursement for Ironwood’s commercial expenses	9,728	8,660
Ironwood’s collaborative arrangement revenue[2]	$101,631	$94,319

1 Ironwood collaborates with AbbVie on the development and commercialization of linaclotide in North America. Under the terms of the collaboration agreement, Ironwood receives 50% of the net profits and bears 50% of the net losses from the commercial sale of LINZESS in the U.S. The purpose of this table is to present calculations of Ironwood’s share of net profit (loss) generated from the sales of LINZESS in the U.S. and Ironwood’s collaboration revenue/expense; however, the table does not present the research and development expenses related to LINZESS in the U.S. that are shared equally between the parties under the collaboration agreement. Please refer to the table at the end of this press release for net profit for the U.S. LINZESS brand collaboration with AbbVie.

2 LINZESS net sales are recognized using AbbVie’s revenue recognition accounting policies and reporting conventions. As a result, certain rebates and discounts are classified as LINZESS U.S. commercial costs, expenses and other discounts within Ironwood’s calculation of collaborative arrangements revenue.

3 Includes certain discounts recognized and cost of goods sold incurred by AbbVie; also includes commercial costs incurred by AbbVie and Ironwood that are attributable to the cost-sharing arrangement between the parties.

4 Commercial margin is defined as commercial profit on sales of LINZESS as a percent of total LINZESS U.S. net sales.

US LINZESS Full Brand Collaboration1

Revenue/Expense Calculation

(In thousands)

(unaudited)

	Three Months Ended March 31,
	2023	2022
LINZESS U.S. net sales as reported by AbbVie[2]	$250,214	$232,334
AbbVie & Ironwood commercial costs, expenses and other discounts[3]	66,408	61,016
AbbVie & Ironwood R&D Expenses[4]	8,650	8,166
Total net profit on sales of LINZESS	$175,156	$163,152

1 Ironwood collaborates with AbbVie on the development and commercialization of linaclotide in North America. Under the terms of the collaboration agreement, Ironwood receives 50% of the net profits and bears 50% of the net losses from the commercial sale of LINZESS in the U.S. The purpose of this table is to present calculations of the total net profit (loss) generated from the sales of LINZESS in the U.S., including the commercial costs and expenses and the research and development expenses related to LINZESS in the U.S. that are shared equally between the parties under the collaboration agreement.

2 LINZESS net sales are recognized using AbbVie’s revenue recognition accounting policies and reporting conventions. As a result, certain rebates and discounts are classified as LINZESS U.S. commercial costs, expenses and other discounts within Ironwood’s calculation of collaborative arrangements revenue.

3 Includes certain discounts recognized and cost of goods sold incurred by AbbVie; also includes commercial costs incurred by AbbVie and Ironwood that are attributable to the cost-sharing arrangement between the parties.

4 R&D expenses related to LINZESS in the U.S. are shared equally between Ironwood and AbbVie under the collaboration agreement.